EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-61476, 333-97209, 333-129002, 333-143519, and 333-161159 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-107667 on Form S-3, and Registration Statement No. 333-142400 on Form S-3 of our reports dated March 1, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Greatbatch, Inc. and subsidiary (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Williamsville, New York
March 1, 2011